PRESS RELEASE

Media Contact:

Liz Flynn
Verticalnet, Inc.
eflynn@verticalnet.com

Verticalnet’s Shareholders Approve Merger Transaction

MALVERN PA, January 15, 2008 – Verticalnet, Inc. (Nasdaq: VERT), a leading US provider of on-demand supply management solutions for Global 2000 enterprises and mid-market companies (“Verticalnet”), announced that its shareholders adopted the merger agreement with BravoSolution S.p.A., and approved the merger of a wholly-owned subsidiary of BravoSolution S.p.A. into Verticalnet, at a special meeting of shareholders held today. The transaction, which is subject to customary closing conditions, is expected to close on January 25, 2008.

“We are very pleased with the outcome of today’s vote,” said Nathanael V. Lentz, President and CEO of Verticalnet. “On behalf of the Verticalnet Board and management team, I want to thank our shareholders, customers and dedicated employees for their support. We look forward to promptly completing the transaction.”

“With this successful vote, we are one step closer to realizing our vision. We have every expectation that the combined force of Verticalnet’s leading solutions and BravoSolution’s strong financial backing will lead to increased success in the United States and a further strengthening of BravoSolution’s positioning in Europe,” said Federico Vitaletti, CEO of BravoSolution.

About Verticalnet, Inc.

Verticalnet is a leading provider of on-demand supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise.

About Bravo Solution

BravoSolution S.p.A. is a leading international provider of eSourcing solutions. Its mission is to generate value by supporting its clients in the improvement of procurement processes through innovative web-based technologies and services. Founded in Italy in June 2000 by the Italcementi Group, BravoSolution effectively combines professional expertise and technological excellence in the area of sourcing in order to deliver valuable results to its numerous customers worldwide. BravoSolution has offices in London Madrid, Milan, Paris, Rome and Shanghai. In the United Kingdom, BravoSolution is the sole approved provider of eSourcing Services under the Framework Agreement managed by an Executive Agency of the UK Treasury (OGC). BravoSolution has a team of more than 250 professionals and has now managed over 70,000 online negotiations, totaling over $50 billion of spend.

Cautionary Note Regarding Forward-looking Statements

This release contains one or more forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Verticalnet’s filings with the Securities and Exchange Commission (SEC). Specifically, Verticalnet makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Verticalnet’s SEC reports or periodic reports, the proposed transaction described in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Verticalnet and others related to the merger agreement or any other failure to satisfy other conditions required to complete the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and the amount of the costs, fees, expenses and charges related to the merger. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Verticalnet does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC